Exhibit 10.3
SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”) between Eva C. Boratto (“Employee”) and CVS Pharmacy, Inc. (“CVS” or the “Company”) shall be effective as of June 9, 2021 (the “Effective Date”).
WHEREAS, Employee has been employed by CVS or one of its subsidiaries;
WHEREAS, Employee and CVS desire to enter into an agreement setting forth the terms of Employee’s mutual agreement to separate from the Company;
WHEREAS, Employee and CVS are already bound to the obligations set forth in the Restrictive Covenant Agreement dated December 1, 2020 (the “Restrictive Covenant Agreement”), which is attached as Exhibit C, all of which survive this separation of employment; and
WHEREAS, Employee has thoroughly reviewed this Agreement, has entered into it voluntarily, and has had the opportunity to consult with legal counsel of Employee’s choice before signing this Agreement.
NOW THEREFORE, in consideration of the covenants below, including but not limited to the General Release of Claims, and for other good and valuable consideration as set forth in this Agreement, Employee and the Company agree as follows:
1.SEPARATION FROM EMPLOYMENT; OTHER SERVICE.
As of May 28, 2021, Employee has resigned as an officer of CVS Health Corporation and CVS Pharmacy, Inc., and from all other offices or directorships held as of that date, and shall continue to be employed in a special senior advisory capacity until December 1, 2021. The parties agree that Employee may terminate her employment as a special senior advisor prior to December 1, 2021. For purposes of this Agreement, “Separation Date” shall mean December 1, 2021 or, if earlier, the date on which Employee terminates her employment with the Company.

2.CONSIDERATION.
In order to receive the payments and benefits set forth in this Agreement, Employee must: (a) sign this Agreement; (b) sign the General Release of Claims within 21 days after the Separation Date and allow the attendant Revocation Period to expire and the General Release of Claims to become effective; and (c) materially comply with all of her obligations to the Company. Notwithstanding anything to the contrary in this Agreement, Employee shall receive the payments and benefits set forth in this Agreement if her employment is involuntarily terminated (x) by CVS other than due to Employee’s gross misconduct (subject to Employee’s execution of the General Release of Claims), or (y) due to Employee’s death prior to the Separation Date.

3.SEVERANCE.
During the twenty-four (24) month period immediately following the Separation Date (the “Severance Period”), Employee shall continue to receive her base salary (as in effect immediately prior to the Separation Date) paid in accordance with the Company’s ordinary payroll practices during such period. The parties agree that the Severance Period shall be reduced for the period, if any, of Employee’s continued employment with the Company between October 1, 2021 through December 1, 2021, but in no event shall the Severance Period be less than twenty-two (22) months. Subject to a valid COBRA election, Employee shall participate in the Company’s medical and other health benefit plans and programs that Employee participated in immediately prior to the Separation Date at Company-subsidized rates for up to eighteen (18) months following the Separation Date, subject to the terms and conditions of each such plan or program. Employee understands and agrees that CVS may modify its premium structure, employer subsidy, the terms of its plans, and the coverage of the plans at any time subject only to applicable law. The parties agree that notwithstanding anything in the CVS Health Severance Plan to the contrary, any cash payments made to Employee under paragraph 3 of this Agreement shall: (a) not be subject to mitigation; and (b) in the event of Employee’s death, be paid to Employee’s estate in the form of a lump sum as soon as practicable, but in no event later than 60 days following death.

4.EXECUTIVE OUTPLACEMENT:
As part of its separation benefits to Employee, CVS will provide Employee with outplacement assistance as set forth on Exhibit A.
5.ANNUAL BONUS.
Employee shall receive a pro-rated cash bonus for Plan Year 2021, which shall be no less than Employee’s target bonus percentage times Employee’s eligible earnings through the Separation Date, times the funding percentage determined by the Company’s Management Planning and Development Committee for the 2021 Management Incentive Plan performance period, which shall be paid at the time that annual bonuses in respect of calendar year 2021 are otherwise paid to active executives of the Company.
6.STOCK OPTIONS; RESTRICTED STOCK UNITS.
Employee’s previously-granted CVS Health stock options, as set forth in Section 1 of Exhibit B, shall continue to vest during the three-year period following the Separation Date and shall be exercisable through the last day of such three-year period (unless previously expired by their terms). Employee’s previously-granted CVS Health restricted stock unit award as set forth in Section 2 of Exhibit B, shall vest in the amount and on the date set forth in Section 2 of Exhibit B and shall be settled in accordance with its terms.
7.PERFORMANCE STOCK UNITS.
Employee’s outstanding performance stock unit awards (as set forth in Section 3 of Exhibit B) shall vest on a pro-rated basis through the Separation Date and shall be settled on their original vesting dates, in each case, as set forth in Section 3 of Exhibit B. The parties agree that the post-termination holding periods applicable to the 2020 and 2021 performance stock unit awards will be satisfied upon the settlement of the awards.

8.DEFERRED COMPENSATION.
Employee has been a participant in the Company’s Deferred Compensation and Deferred Stock programs. Employee’s deferred cash balance shall be paid pursuant to the terms thereof consistent with the elections on file as of the Separation Date, including the withholding of applicable taxes. Pursuant to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), such amounts, subject to applicable withholding, shall be distributed commencing in the seventh (7th) month following the Separation Date.
9.NO OTHER PAY OR BENEFITS; SUFFICIENCY OF CONSIDERATION.
Any amounts of accrued but unused Paid Time Off (“PTO”) will be paid out in accordance with Company policy. Except as otherwise specifically set forth in this Agreement, Employee shall be entitled to no other wages, salary, vacation pay, myTime, PTO, bonuses, incentive awards, commissions, benefits, or any other compensation of any kind, except as required by law. Employee acknowledges that the promises described in this Agreement are in excess of any earned wages and any other amounts due and owing to Employee, and are good and valuable consideration for the general release of claims and the other covenants and terms in this Agreement. Employee understands and agrees that Employee is not eligible for or entitled to any other payments except as provided in this Agreement.
10.GENERAL RELEASE OF CLAIMS.
Within twenty-one (21) days following the Separation Date, Employee shall sign and deliver the General Release of Claims in the form set forth at the end of this Agreement.
11.NO PENDING ACTIONS; COVENANT NOT TO SUE.
Except as otherwise provided in this Agreement, Employee agrees not to initiate or file, or cause to be initiated or filed, any action, lawsuit, complaint, arbitration proceeding, or other proceeding asserting any of the Released Claims against any of the Released Parties. Employee further agrees not to be a member of any class or collective action in any court or in any arbitration proceeding seeking relief against the Released Parties based on claims released by this Agreement, and that even if a court or arbitrator rules that Employee may not waive a claim released by this Agreement, Employee shall not accept any money damages or other relief. Employee agrees to promptly reimburse the Company for any legal fees that the Company incurs as a result of any breach of this paragraph by Employee. These provisions are subject to the Limitation on Restrictions provisions set forth in paragraph 8 of the parties’ Restrictive Covenant Agreement, which are incorporated by reference herein. Employee shall not, however, be entitled to receive any relief, recovery or monies in connection with any claim or action filed with and/or pursued by any federal, state or local government agency, or any Released Claim brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge or proceeding. Notwithstanding the above, nothing in this Agreement limits Employee’s right to receive an award for information provided to the SEC.
Subject to the limitations set forth above, Employee represents that as of the date Employee signs this Agreement, Employee has not filed or initiated, or caused to be filed or initiated, any complaint, claim, action or lawsuit of any kind against any of the Released Parties in any federal, state, or local court or agency or other forum, and Employee agrees not to initiate or file, or cause to be initiated or filed, any action, lawsuit, complaint or proceeding in any federal, state, or local court or in any administrative tribunal or other forum with authority to adjudicate disputes asserting any of the Released Claims against any of the Released Parties. Employee agrees to promptly reimburse the Company for any legal fees that the Company incurs as a result of any breach of this section by Employee.
12.NO FMLA OR FLSA CLAIMS.
Employee acknowledges that the Company has provided Employee with any leave to which Employee may be or may have been entitled under the Family and Medical Leave Act. Employee represents that Employee is not aware of any facts that would support a claim by Employee against any of the Released Parties for any violation of the Family and Medical Leave Act. Employee further acknowledges that Employee has been properly paid for all time worked and is unaware of any facts that would support a claim by Employee against any of the Released Parties for any claim of unpaid overtime or any other violation of the Fair Labor Standards Act or comparable state law.
13.RESTRICTIVE COVENANT AGREEMENT
Employee and CVS acknowledge and agree that the Restrictive Covenant Agreement attached hereto as Exhibit C shall be modified as set forth in Addendum I hereto and shall otherwise remain in full force and effect in accordance with its terms.
14.NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.
Employee remains obligated to the terms of the Non-Disclosure of Confidential Information provisions set forth in paragraphs 4a and 4b of the parties’ Restrictive Covenant Agreement, which are incorporated by reference herein. As set forth in paragraph 8 of the parties’ Restrictive Covenant Agreement, expressly incorporated into paragraph 11 above, nothing in this paragraph is intended to or shall interfere with Employee’s right to file a charge or complaint or participate or cooperate in an investigation or proceeding with the NLRB, SEC, EEOC or comparable state or local agencies. Employee shall not, however, receive any individual benefit, including without limitation receipt of any monetary benefit, from any such action, charge, or complaint for any Released Claim brought against any of the Released Parties, regardless of who filed or initiated any such complaint, charge or proceeding. Notwithstanding the above, nothing in this Agreement limits Employee’s right to receive an award for information provided to the SEC. Moreover, pursuant to 18 USC § 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

15.RETURN OF COMPANY PROPERTY.
Employee acknowledges and represents that she remains bound by her obligations under the Ownership and Return of the Company’s Property provisions set forth in paragraph 5 of the parties’ Restrictive Covenant Agreement, which are incorporated by reference herein. Notwithstanding anything to the contrary in this Agreement or the Restrictive Covenant Agreement, the Employee may retain the mobile device, phone number and iPad provided to Employee during her employment with the Company; provided, however, that Employee reasonably cooperates with the Company in transferring and/or removing any and all Confidential Information (as defined in the Restrictive Covenant Agreement).
16.UNDERSTANDING OF AGREEMENT; ADVICE OF COUNSEL.
Employee acknowledges and confirms that Employee has entered into this Agreement of Employee’s own free will, without duress or coercion. Employee acknowledges that Employee has read and fully understands the meaning and intent of this Agreement and is competent to execute it. The Company hereby advises Employee to seek the advice of legal counsel before signing this Agreement, and Employee represents that Employee has had the opportunity to do so prior to signing this Agreement.
17.REVIEW AND REVOCATION OF GENERAL RELEASE.
Pursuant to the Older Workers Benefit Protection Act, Employee has twenty-one (21) days from the date of receipt of this Agreement or, in the case of the General Release of Claims, from the Separation Date (each, a “Consideration Period”) to consider whether to enter into this Agreement and the General Release of Claims. Employee shall send the entire original signed Agreement to Laurie Havanec, EVP and Chief People Officer, One CVS Drive, Woonsocket, RI 02895. If Employee chooses not to consider this Agreement for the full twenty-one (21) days, Employee acknowledges that Employee does so knowingly, voluntarily, and with full understanding that Employee is waiving Employee’s statutory right to consider this Agreement for the full twenty-one (21) days. Any modifications to this Agreement, whether material or immaterial, shall not restart the Consideration Periods. Following the Separation Date, Employee shall send the signed General Release of Claims in the form attached hereto to Laurie Havanec, EVP and Chief People Officer, One CVS Drive, Woonsocket, RI 02895. If Employee chooses not to consider the General Release of Claims for the full twenty-one (21) days, Employee acknowledges that Employee does so knowingly, voluntarily, and with full understanding that Employee is waiving Employee’s statutory right to consider the General Release of Claims for the full twenty-one (21) days. Any modifications to the General Release of Claims, whether material or immaterial, shall not restart the Consideration Periods. CVS hereby advises Employee to consult with an attorney prior to executing this Agreement and the General Release of Claims, and that Employee may rescind this Agreement within seven (7) calendar days of its execution or revoke the General Release of Claims within seven (7) days of execution (each, a “Revocation Period”). To revoke this Agreement or the General Release of Claims, Employee must send written notice by mail stating: “I revoke my acceptance of the Separation Agreement,” or “I revoke my acceptance of the General Release of Claims” or words to that effect to Laurie Havanec, EVP and Chief People Officer, before the end of the applicable Revocation Period. Any such rescission must be delivered by hand or mail within the seven (7) day period. If delivered by mail, the rescission must be: (a) postmarked within the seven (7) day period; (b) addressed to Laurie Havanec, EVP and

Chief People Officer, One CVS Drive, Woonsocket, RI 02895; and, (c) sent by certified mail, return receipt requested. Employee acknowledges and agrees that this Agreement and the General Release of Claims do not become fully enforceable and effective until the applicable Revocation Period has expired.
18.EMPLOYEE COVENANTS.
Employee acknowledges and agrees that the Restrictive Covenant Agreement attached hereto as Exhibit C is a valid agreement supported by adequate consideration. Employee further acknowledges that the consideration provided by the Company in this Agreement is contingent on Employee’s compliance with her obligations under the Restrictive Covenant Agreement as amended herein and in Addendum I, which Employee has acknowledged shall survive the separation of her employment, as set forth in the Survival of Employee’s Obligations provisions in paragraph 17 of the parties’ Restrictive Covenant Agreement; provided, however, that Employee and the Company agree to execute an Amendment to the Restrictive Covenant Agreement in the form attached hereto as Addendum I to this Agreement. Employee further certifies that, during the term of her employment with the Company, Employee has complied with all applicable laws and regulations and that, as of the date Employee signs below, Employee has notified the Company of any actual or potential violations of applicable laws or regulations about which Employee has information.
19.NON-DISPARAGEMENT.
Employee shall not make any statements that disparage the business or reputation of the Company, and/or any officer, director or employee of the Company. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Employee from: (a) making truthful statements or disclosures that are required by applicable law, regulation or legal process; (b) requesting or receiving confidential legal advice; or (c) cooperating, participating, or filing charges with any federal, state or local government agency enforcing discrimination laws, including the EEOC.
20.COOPERATION.
Employee remains obligated to the Cooperation provisions set forth in paragraphs 7a and 7b of the parties’ Restrictive Covenant Agreement, which are incorporated by reference herein; provided, however, nothing herein shall require Employee to cooperate with the Company in an action Employee files, or participates in furthering, against the Company, with any federal, state or local government agency enforcing discrimination laws, including the NLRB, EEOC, SEC, EEOC or other federal, state or local agencies. Further, the Company shall: (a) reimburse the Employee for reasonable expenses incurred in connection with this cooperation; and (b) in its request for cooperation, take into consideration Employee’s personal and business commitments and the amount of notice provided to Employee.
21.BREACH OF EMPLOYEE COVENANTS AND INJUNCTIVE RELIEF.
Without limiting the remedies available to CVS, Employee acknowledges that a breach by Employee of any of the covenants in this Agreement shall result in irreparable injury to some or all of the Company for which there is no adequate remedy at law, that monetary relief shall be inadequate, and that, in the event of such a material breach or threat thereof,

CVS shall be entitled to obtain, in addition to any other relief that may be available, a temporary restraining order and/or a preliminary or permanent injunction, restraining Employee from engaging in activities prohibited by any of the sections of this Agreement identified in this paragraph, as well as such other relief as may be required specifically to enforce any of the sections of this Agreement identified in this paragraph, without the payment of any bond. In the event a dispute arises in connection with this paragraph 21 and a court of competent jurisdiction issues a ruling in favor of one of the parties, the breaching party agrees to promptly reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party in connection with obtaining such equitable relief or damages. However, nothing in this Agreement shall prohibit Employee from participating, cooperating, or filing charges with any federal, state or local government agency enforcing discrimination laws, including the NLRB, SEC or EEOC, and thus such action shall not constitute a breach of this Agreement.
22.NONADMISSION OF WRONGDOING.
Employee and CVS agree that neither this Agreement nor the furnishing of consideration hereunder shall be deemed or construed at any time for any purpose as an admission by either party of any liability, wrongdoing or unlawful conduct, and Employee and CVS expressly deny any such liability, wrongdoing or unlawful conduct.
23.GOVERNING LAW; VENUE; HEADINGS.
This Agreement shall be governed by and conformed in accordance with the laws of the state of Rhode Island without regard to its conflict of law provisions. The exclusive venue for any legal action to enforce or allege breach of this Agreement shall be a court located in the State of Rhode Island. Employee consents to the Rhode Island courts’ personal jurisdiction over her and waives her right to object to a Rhode Island court’s jurisdiction. Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
24.COUNTERPARTS.
This Agreement may be executed in counterparts and using electronic means of signature such as Docusign and each counterpart shall be deemed an original.
25.SEVERABILITY.
If any of the provisions of this Agreement, including but not limited to the Employee Covenants, are deemed unenforceable by a court of competent jurisdiction because they are overly broad, then the court shall have the ability to modify the offending provision in order to make it enforceable. Should any term or provision of this Agreement be declared illegal, invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.
26.SECTION 409A AND RESPONSIBILITY FOR TAXES.
Each payment made under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A. Further, to the extent that the Employee becomes entitled to receive payments under this Agreement and, at the time of the Separation Date, Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), any portion of the payments under this Agreement payable to the Employee that is subject to Section 409A and applicable guidance thereunder shall be delayed until the date that is the earlier of: (i) Employee’s death; or (ii) six (6) months following Employee’s Separation Date, at which time the payments that were delayed for such six (6) month period shall be paid in a lump sum on the date of the next occurring regular payroll date of the Company, and any remaining payments shall be paid according to the original schedule provided herein. In no event shall any separation payment hereunder be made unless and until Employee has experienced a separation from service, as defined under Treasury Regulation Section 1.409A-1(h). All payments set forth in this Agreement are subject to applicable withholdings and deductions. Employee acknowledges and agrees that Employee is solely responsible for all taxes on the payments and benefits described in this Agreement, including income and excise taxes. The parties intend for payments and benefits provided under the terms of this Agreement to be exempt from or compliant with Section 409A, as applicable, and this Agreement shall be interpreted in a manner consistent with such intent. If any provision of this Agreement (or award of any compensation due to Employee under this Agreement) would cause Employee to incur any additional tax or interest under Section 409A of the Code or any regulations promulgated thereunder, the Company shall use reasonable efforts to correct any documentary or operational failures that would cause Employee to incur such additional tax or interest. CVS makes no representations or guarantees with respect to the tax status of any of the payments or benefits set forth herein, including taxation pursuant to Section 409A, and Employee acknowledges that Employee is solely responsible and shall hold the Company harmless for same.
27.SUCCESSORS.
This Agreement shall inure to the benefit of, and shall be binding upon, the parties, their heirs, executors, administrators, agents, assigns, and estates.
28.ENTIRE AGREEMENT.
The expressed terms of this Agreement (including the Exhibits and Addendum I), the General Release of Claims, the Restrictive Covenant Agreement as modified herein and in Addendum I, and any applicable compensation, equity or benefit plan or agreement referred to herein set forth the entire agreement between the parties hereto. Employee acknowledges and represents that Employee has not relied on any representations, promises or agreements of any kind made to Employee in connection with Employee’s decision to accept the terms of this Agreement, except for the representations, promises and agreements herein. Any modification to this Agreement must be in a writing signed by Employee and CVS’s Chief People Officer or her authorized representative.
[Signature page follows]

IN WITNESS WHEREOF, the parties knowingly and voluntarily executed this Separation Agreement as of the dates set forth below.

EVA C. BORATTO		CVS PHARMACY, INC.

By:	/s/ Eva C. Boratto	By:	/s/ Laurie P. Havanec
	Eva C. Boratto		Laurie Havanec Executive Vice President, Chief People Officer

Date:	June 9, 2021	Date:	June 9, 2021